As filed with the Securities and Exchange Commission on January 27, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TOTAL S.A.

(Exact name of registrant as specified in its charter)

Republic of France	98-0227345
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Phone: +33 (0)1 47 44 45 46

(Address of principal executive offices) (Zip code)

TOTAL HOLDINGS USA, INC.

2017 EMPLOYEE SHAREHOLDER PLAN

(Full Title of the Plans)

Ms. Elizabeth Matthews

TOTAL Holdings USA, Inc.

1201 Louisiana Street, Suite 1800

Houston, Texas 77002

(713) 483-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a small reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price	Amount of registration fee(4)
Shares, par value 2.50 euros per share	1,900,000	$50.89	$96,691,000.00	$11,206.49

(1)	The Shares being registered under this registration statement may be represented by the Registrant’s American Depositary Shares. Each American Depositary Share represents one Share.
(2)	The maximum number of Shares to be delivered in the form of Shares or American Depositary Shares that may be offered under the TOTAL Holdings USA, Inc. 2017 Employee Shareholder Plan. Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.
(3)	Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low prices of the Registrant’s American Depositary Share reported on The New York Stock Exchange on January 23, 2017.
(4)	The Registrant previously paid a registration fee of $12,482.90 to register 1,900,000 Shares for issuance under the TOTAL Holdings USA, Inc. 2015 Employer Shareholder Plan (“2015 Plan”) on a Form S-8 registration statement (Registration No. 333-199735), filed on October 31, 2014 (the “Prior Registration Statement”). In partial payment of the registration fee for the Prior Registration Statement, the Registrant applied (in the amount of $10,687.79) the total balance of the fee for the unsold Shares from an earlier registration statement (Registration No. 333-185168) that had been removed from registration. 1,699,017 Shares under the 2015 Plan remain unsold and are not subject to outstanding awards, and are therefore being removed from registration pursuant to a post-effective amendment to the Prior Registration Statement, which is being filed by the Registrant concurrently with this Registration Statement. Pursuant to Rule 457(p), the total fee balance for the unsold shares from the prior registration statement (in the amount of $11,162.45) is being offset against the total fee due for this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). This registration statement on Form S-8 is filed by TOTAL S.A., a corporation organized under the laws of the Republic of France (the “Corporation” or “Registrant”), regarding the TOTAL Holdings USA, Inc. 2017 Employee Shareholder Plan (the “Plan”). Documents containing the information required by Part I of the registration statement will be sent or given to Plan participants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Corporation are incorporated herein by reference:

(1) the Corporation’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015, filed with the Commission on March 16, 2016;

(2) the description of the Corporation’s common shares contained in the Corporation’s Amended Registration Statement on Form 8-A/A filed with the Commission on March 19, 2004; and

(3) the Corporation’s Reports on Form 6-K, furnished to the SEC on (i) April 28, 2016, (ii) July 29, 2016, and (iii) October 28, 2016.

To the extent designated therein, certain Reports on Form 6-K and all documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement but prior to the filing of a post-effective amendment which indicates that all remaining securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents, except for information that would constitute a non-GAAP financial measure subject to the rules and regulations of the Commission.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Aurelien Hamelle, General Counsel to the Corporation, has given his opinion about certain legal matters affecting the securities registered under this registration statement. Mr. Hamelle owns, or may have the right to acquire, the Registrant’s Shares and/or American Depository Shares.

Item 6.	Indemnification of Directors and Officers.

The Corporation maintains liability insurance for directors and officers including insurance against liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

* 4.1	Statuts (charter and bylaws) of the Corporation.

* 4.2	Resolution approved by the shareholders of the Corporation on May 24, 2016

* 5.1	Opinion of Aurelien Hamelle, General Counsel to the Corporation.

*23.1	Consent of Ernst & Young Audit and KPMG Audit, a division of KPMG S.A., independent registered public accounting firms

*23.2	Consent of Aurelien Hamelle, General Counsel to the Corporation (included in the opinion filed as Exhibit 5.1).

*23.3	Consent of DeGolyer and MacNaughton

*24.1	Power of Attorney.

*	filed herewith.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France, on January 27, 2017.

TOTAL S.A.

By:	/s/ JEAN-PIERRE SBRAIRE
Name:	Jean-Pierre Sbraire
Title:	Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on January 27, 2017, by the following persons in the capacities indicated.

Signatures	Title

/s/ PATRICK POUYANNE*	Chairman and Chief Executive Officer (Principal Executive Officer)
Patrick Pouyanné

/s/ PATRICK ARTUS*	Director
Patrick Artus

/s/ PATRICIA BARBIZET*	Director
Patricia Barbizet

/s/ MARC BLANC*	Director
Marc Blanc

/s/ MARIE-CHRISTINE COISNE-ROQUETTE*	Director
Marie-Christine Coisne-Roquette

/s/ PAUL DESMARAIS JR.*	Director
Paul Desmarais Jr.

/s/ MARIA VAN DER HOEVEN*	Director
Maria van der Hoeven

/s/ ANNE-MARIE IDRAC*	Director
Anne-Marie Idrac

/s/ BARBARA KUX*	Director
Barbara Kux

/s/ GERARD LAMARCHE*	Director
Gérard Lamarche

Director
Jean Lemierre

/s/ RENATA PERYCZ* Renata Perycz	Director

Signatures	Title

/s/ PATRICK DE LA CHEVARDIERE*	Executive Vice President and Chief Financial Officer
Patrick de La Chevardière	(Principal Financial Officer)

/s/ DOMINIQUE GUYOT*	Chief Accounting Officer
Dominique Guyot	(Principal Accounting Officer)

/s/ ROBERT O. HAMMOND*	Authorized Representative in the United States
Robert O. Hammond

*By:	/s/ JEAN-PIERRE SBRAIRE
Jean-Pierre Sbraire
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

* 4.1	Statuts (charter and bylaws) of the Corporation.

* 4.2	Resolution approved by the shareholders of the Corporation on May 24, 2016

* 5.1	Opinion of Aurelien Hamelle, General Counsel to the Corporation.

*23.1	Consent of Ernst & Young Audit and KPMG Audit, a division of KPMG S.A., independent registered public accounting firms

*23.2	Consent of Aurelien Hamelle, General Counsel to the Corporation (included in the opinion filed as Exhibit 5.1).

*23.3	Consent of DeGolyer and MacNaughton

*24.1	Power of Attorney.

*	filed herewith.